UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2022

AGRIFY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

76 Treble Cove Rd. Building 3 Billerica, MA 01862	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 896-5243

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AGFY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 16, 2022, Agrify Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC as underwriter (the “Underwriter”), pursuant to which the Company agreed to issue and sell an aggregate of (i) 11,884,615 shares of its common stock, and, in lieu of common stock to certain investors that so chose, pre-funded warrants (the “Pre-Funded Warrants”) to purchase 1,500,000 shares of its common stock, and (ii) accompanying warrants (the “Common Warrants”) to purchase 26,769,230 shares of the Company’s common stock (the “Offering”). The shares of common stock (or Pre-Funded Warrants) and the accompanying Common Warrants will be issued separately but can only be purchased together in this Offering. The combined public offering price for each share of common stock and accompanying two Common Warrants is $0.65, and the combined offering price for each Pre-Funded Warrant and accompanying two Common Warrants is $0.649, which equals the public offering price per share of the common stock and accompanying two Common Warrants, less the $0.001 per share exercise price of each Pre-Funded Warrant. The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-265710) that was filed by the Company with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on June 24, 2022, and a related prospectus supplement.

The Pre-Funded Warrants are exercisable at any time. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage, but not in excess of 9.99% by providing at least 61 days’ prior notice to the Company.

The Common Warrants will become exercisable upon approval of our stockholders permitting their exercise, and will remain exercisable for a period of five years from the date such stockholder approval. The Company has agreed to hold a stockholders’ meeting no later than February 28, 2023 in order to seek stockholder approval to permit the exercise of the Common Warrants. In the event that the Company is unable to obtain stockholder approval to permit the exercise of the Common Warrants at such meeting, it has agreed to hold subsequent meetings of the stockholders of the Company no less often than every ninety (90) days following the date of such initial stockholder’s meeting until stockholder approval is obtained. In the event that the Company is unable to obtain stockholder approval to permit the exercise of the Common Warrants, the Common Warrants will not be exercisable and will have no value. The number of shares of common stock issuable upon exercise of the Common Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Additionally, subject to certain exceptions, the exercise price of the Common Warrants will be reduced in the event that the Company issues securities while the Common Warrants are outstanding with a purchase, conversion or exercise price that is lower than the exercise price of the Common Warrants.

The Company estimates that the net proceeds from the Offering will be approximately $8.2 million, after deducting underwriting discounts and commissions and estimated expenses. The Company intends to use the net proceeds from the Offering, together with its existing cash resources, for working capital and general corporate purposes, which may include capital expenditures and repayment of debt. The Company expects the Offering to close on December 20, 2022, subject to customary closing conditions.

The Underwriting Agreement, form of Pre-Funded Warrant and form of Common Warrant are filed as Exhibits 1.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the foregoing descriptions of the terms of the Underwriting Agreement, the form of Pre-Funded Warrant and the form of Common Warrant are qualified in their entirety by reference to such exhibits. A copy of the opinion of Sherman & Howard L.L.C. relating to the validity of the shares in connection with the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On December 15, 2022, the Company issued a press release announcing the launch of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 16, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby files or furnishes, as applicable, the following exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement between the Company and Canaccord Genuity LLC, dated December 16, 2022

4.1	Form of Pre-Funded Warrant

4.2	Form of Common Warrant

5.1	Opinion of Sherman & Howard L.L.C.

23.1	Consent of Sherman & Howard L.L.C. (included with Exhibit 5.1)

99.1*	Press Release of the Company dated December 15, 2022

99.2*	Press Release of the Company dated December 16, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIFY CORPORATION

Date: December 16, 2022	By:	/s/ Timothy R. Oakes
Timothy R. Oakes
Chief Financial Officer

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